                                                                     EXHIBIT 4.1

                             BOSTON CHICKEN, INC.


                  CERTIFICATE OF DESIGNATIONS OF THE POWERS,
                   PREFERENCES AND RELATIVE, PARTICIPATING,
                       OPTIONAL AND OTHER SPECIAL RIGHTS
                         OF 10% SERIES A EXCHANGEABLE
                      PREFERRED STOCK AND QUALIFICATIONS,
                     LIMITATIONS AND RESTRICTIONS THEREOF

                   _________________________________________

                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware
                   _________________________________________

          Boston Chicken, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company" or the "Corporation"), does hereby certify that, pursuant to authority conferred upon the board of directors of the Company (or any committee of such board of directors, the "Board of Directors") by its Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by a consent in writing dated July 13, 1998 adopted by all members of the Board of Directors in accordance with
Section 141(f) of the General Corporation Law of the State of Delaware, duly approved and adopted the following resolution (the "Resolution"):

          RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 3,572,637 shares of 10% Series A Exchangeable Preferred Stock, par value $0.01 per share, with an original liquidation preference of $50 per share, having the designations, voting power, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows (the terms used herein, unless otherwise defined herein, are used herein as defined in Section I hereof):


I.  Certain Definitions.

          As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:
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          "Additional Preferred Stock" means any additional shares of preferred stock issued by the Company after the issuance of the 10% Series A Exchangeable Preferred Stock.

          "Board of Directors" means the Board of Directors of the Company.

          "Business Day" means a day other than a Saturday, Sunday, national or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

          "Capital Stock" means any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock.

          "Change of Control" means any of the following:

               (i) the acquisition by any "person" or "group" (as such terms are defined in the Exchange Act) through a purchase, merger, or other acquisition transaction or series of transactions, of more than 50.0% of the total voting power of all shares of Voting Stock of the Company; or

               (ii) any consolidation of the Company with, or merger of the Company into, any other Person or the merger of any other Person into the Company or any series of related transactions other than any such transaction where (x) the outstanding Voting Stock of the Company is not converted or is converted or exchanged solely for voting common stock of the surviving corporation, in each case that would not result in a Change of Control pursuant to clause (i) above, or (y) such transaction is effected primarily to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding Common Stock solely into shares of common stock of the surviving entity; or

               (iii) if during any period of two years, individuals who were members of the Board of Directors at the beginning of such period, together with individuals nominated to the Board of Directors or appointed to fill vacancies on the Board of Directors by a majority of such initial directors still remaining, cease for any reason to constitute at least a majority of the members of the Board of Directors (excluding, for purposes of this calculation, any director who dies during such period); or

               (iv) any sale, lease or exchange (in one or a series of related transactions) of all or substantially all of the property and assets of the Company (other than any refinancing of any indebtedness or lease obligations of the Company in existence on the date hereof) to another "person" or "group".

          "Change of Control Date" has the meaning specified in Section VII(A) hereof.

          "Change of Control Optional Redemption Price" has the meaning specified in Section VII(A) hereof.

          "Common Stock" means the common stock, par value $.01 per share, of the Company.

          "Corporation" or "Company" means Boston Chicken, Inc.

          "Dividend Payment Date" means each July 15, October 15, January 15 and April 15 of each year on which dividends shall be paid or are payable, any Redemption Date and any other date on which dividends in arrears may be paid.

          "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

          "Dividend Record Date" means, with respect to the dividend payable on each Dividend Payment Date, the close of business on the fifteenth day immediately preceding such Dividend Payment Date, or such other record date as may be designated by the Board of Directors with respect to the dividend payable on such Dividend Payment Date; provided, however, that such record date may not be more than 60 days or less than ten days prior to such Dividend Payment Date.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

          "Exchange Date" has the meaning specified in Section IX(A) hereof.

          "Exchange Debentures" shall mean the 10% Subordinated Debentures due 2005 of the Company into which the 10% Series A Exchangeable Preferred Stock are exchangeable at the option of the Company.

          "Exchange Indenture" has the meaning specified in Section VIII(D) hereof.

          "Exchange Notice" has the meaning specified in Section IX(A) hereof.

          "Holder" means a registered holder of shares of 10% Series A Exchangeable Preferred Stock.

          "Immediate Family Members" means an individual's spouse, parents, children and siblings.

          "Initial Dividend Period" means the dividend period commencing on and including the Original Issue Date and ending on the day immediately preceding the next succeeding Dividend Payment Date.

          "Junior Securities" has the meaning specified in Section III(A)(i) hereof.

          "Liquidation Preference" means, at any time, the Original Liquidation Preference, plus an amount equal to all accumulated and unpaid dividends thereon to the date, if any, fixed for voluntary or involuntary liquidation, dissolution or winding up of the Company. The Liquidation Preference of a share of 10% Series A Exchangeable Preferred Stock will increase by the amount of accumulated and unpaid dividends on such share and will decrease only to the extent such dividends are actually paid, all as provided in Section IV hereof.

          "Mandatory Redemption Date" means the seventh anniversary of the Original Issue Date.

          "Mandatory Redemption Price" has the meaning specified in Section VI(B) hereof.

          "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each Holder at his registered address as set forth on the books and records of the Transfer Agent on the date of the Offer offering to purchase up to the Original Liquidation Preference of 10% Series A Exchangeable Preferred Stock specified in such Offer at the purchase price specified in such Offer (as determined pursuant to this Certificate of Designations). The Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of shares of Preferred Stock within three Business Days after the Expiration Date. The Company shall notify the Transfer Agent at least 15 days (or such shorter period as is acceptable to the Transfer Agent) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Transfer Agent, in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company and its Subsidiaries which, at a minimum, shall include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Transfer Agent pursuant to this Certificate of Designations (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if required under applicable law, pro forma financial information concerning, among other things, the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender their shares of 10% Series A Exchangeable Preferred Stock pursuant to the Offer to Purchase. The Offer shall also state: (l) the section of this Certificate of Designations pursuant to which the Offer to Purchase is being made; (2) the Expiration Date and the Purchase Date; (3) the aggregate Original Liquidation Preference of the outstanding shares of 10% Series A Exchangeable Preferred Stock offered to be purchased by the Company pursuant to the Offer to Purchase (the "Purchase Amount"); (4) the purchase price to be paid by the Company for each $50 aggregate Original Liquidation Preference of 10% Series A Exchangeable Preferred Stock accepted for payment (as specified pursuant to this Certificate of Designations) (the "Purchase Price"); (5) the Holder may tender all or any portion of the 10% Series A Exchangeable Preferred Stock registered in the name of such Holder and that any portion of 10% Series A Preferred Stock tendered must be tendered in an integral multiple of $50 of Original Liquidation Preference; (6) the place or places where the shares of 10% Series A Exchangeable Preferred Stock are to be surrendered for tender pursuant to the Offer to Purchase; (7) that dividends on any shares of 10% Series A Exchangeable Preferred Stock not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue; (8) that on the Purchase Date the Purchase Price will become due and payable upon each share of 10% Series A Exchangeable Preferred Stock being accepted for payment pursuant to the Offer to Purchase; (9) that each Holder electing to tender shares of 10% Series A Exchangeable Preferred Stock pursuant to the Offer to Purchase will be required to surrender such 10% Series A Exchangeable Preferred Stock at the place or places specified in the Offer prior to the close of business on the Expiration Date (such 10% Series A Exchangeable Preferred Stock being, if the Company or the Transfer Agent so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Transfer Agent duly executed by, the Holder thereof or his attorney duly authorized in writing); (10) that Holders will be entitled to withdraw all or any portion, in integral multiples of $50, of the 10% Series A Exchangeable Preferred Stock tendered if the Company (or its paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the certificate number or numbers of the 10% Series A Exchangeable Preferred Stock the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender and, in the aggregate, the Original Liquidation Preference of the amount being withdrawn thereunder, plus the amount equal to all accumulated and unpaid dividends thereon (as specified in this Certificate of Designations); (11) that the Company shall purchase all such shares of 10% Series A Exchangeable Preferred Stock duly tendered and not withdrawn pursuant to the Offer to Purchase; and (12) that in the case of any Holder whose shares of 10% Series A Exchangeable Preferred Stock are purchased only in part, the Company shall execute, and the Transfer Agent shall countersign and deliver to the Holder of such 10% Series A Exchangeable Preferred Stock without service charge, new shares of 10% Series A Exchangeable Preferred Stock of any authorized denomination as requested by such Holder, in an aggregate Original Liquidation Preference equal to and in exchange for the unpurchased portion of the aggregate Original Liquidation Preference of the 10% Series A Exchangeable Preferred Stock so tendered. Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

          "Optional Redemption Price" has the meaning specified in Section VI(A)(i) hereof.

          "Original Issue Date" means the date on which the merger of BC Equity Funding, L.L.C. and Market Partners, L.L.C. with and into BCI Acquisition Sub, L.L.C., pursuant to which merger the shares of 10% Series A Exchangeable Preferred Stock were first issued by the Company, was consummated.

          "Original Liquidation Preference" means $50 per share of 10% Series A Exchangeable Preferred Stock.

          "Parity Securities" has the meaning specified in Section III(A)(ii) hereof.

          "Person" means any individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

          "PIK Option Period" means the first twelve Dividend Periods in respect of which dividends are payable hereunder, commencing with the Initial Dividend Period.

          "Purchase Date" has the meaning specified in Section I hereof under "Offer to Purchase".

          "Quarterly Dividend Period" means the quarterly period commencing on and including a Dividend Payment Date and ending on and including the day immediately preceding the next subsequent Dividend Payment Date.

          "Redemption Date" has the meaning specified in Section VI(C)(i) hereof.

          "Redemption Notice" has the meaning specified in Section VI(C)(i) hereof.

          "Registration Rights Agreement" means the agreement, dated the Original Issue Date, among the Company, BCI Acquisition Sub, L.L.C., BC Equity Funding L.L.C. and Market Partners, L.L.C. pursuant to which the Company has agreed to register, among other Securities, 3,572,637 shares of 10% Series A Exchangeable Preferred Stock with the SEC.

          "SEC" means the Securities and Exchange Commission.

          "Shelf Registration Statement" has the meaning given to such term in the Registration Rights Agreement.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

          "Senior Securities" has the meaning specified in Section III(A)(iii) hereof.

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

          "Transfer Agent" means Harris Trust and Savings Bank or any successor transfer agent.

          "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for redemption of the 10% Series A Exchangeable Preferred Stock or, if such Statistical Release is no longer published, any publicly available source of similar market data with a constant maturity most nearly equal to the then remaining period to the Mandatory Redemption Date of the 10% Series A Exchangeable Preferred Stock); provided, however, that if such period of the 10% Series A Exchangeable Preferred Stock is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

          "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

          "Trustee" means a trustee meeting the requirements of the Trust Indenture Act, selected by the Company to act as Trustee under the Exchange Indenture, or any successor Trustee appointed in accordance with the terms of the Exchange Indenture.

          "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote in the general election of directors of the Company.

II.  Designation.

          The series of preferred stock authorized hereunder shall be designated as the "10% Series A Exchangeable Preferred Stock". The number of shares constituting such series shall be 3,572,637, consisting of an initial issuance of 2,536,000 shares plus up to a maximum of 1,036,637 additional shares which may be issued to pay dividends on 10% Series A Exchangeable Preferred Stock in accordance with Section IV(A) hereof. The par value of the 10% Series A Exchangeable Preferred Stock shall be $0.01 per share of 10% Series A Exchangeable Preferred Stock, and the original liquidation preference of the 10% Series A Exchangeable Preferred Stock shall be $50 per share.


III.  Ranking.

          (A) The 10% Series A Exchangeable Preferred Stock shall rank, with respect to dividends and distributions upon the liquidation, dissolution or winding-up of the Company:

          (i) senior to all classes or series of Common Stock of the Company and any Capital Stock of the Company, including any series of Additional Preferred Stock hereafter created by the Board of Directors after the issuance of the 10% Series A Exchangeable Preferred Stock, the terms of which Capital Stock or Additional Preferred Stock expressly provide that it ranks junior to the 10% Series A Exchangeable Preferred Stock as to dividends and distributions upon liquidation, dissolution or winding-up of the Company (collectively referred to as "Junior Securities"); and

          (ii) on a parity with any Capital Stock of the Company, including any series of Additional Preferred Stock hereafter created by the Board of Directors after the issuance of the 10% Series A Exchangeable Preferred Stock, the terms of which expressly provide that it ranks on a parity with the 10% Series A Exchangeable Preferred Stock as to dividends and distributions upon the liquidation, dissolution or winding-up of the Company (collectively referred to as "Parity Securities"); and

          (iii) junior to any Capital Stock of the Company, including any series of Additional Preferred Stock hereafter created by the Board of Directors after the issuance of the 10% Series A Exchangeable Preferred Stock, the terms of which expressly provide that it ranks senior to the 10% Series A Exchangeable Preferred Stock as to dividends and distributions upon the liquidation, dissolution or winding-up of the Company ("Senior Securities").


IV.  Dividends.

          (A) Beginning on the Original Issue Date, Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends on each outstanding share of 10% Series A Exchangeable Preferred Stock, at a rate per annum equal to 10% of the Liquidation Preference per share of the 10% Series A Exchangeable Preferred Stock, payable with respect to each Dividend Period; provided, however, that if the Shelf Registration Statement has not been declared effective on or before the 150th day after the Original Issue Date, such dividend rate per annum will increase to 11% on the 151st day after such Original Issue Date and shall further increase by 0.5% for each period of 90 days thereafter (for greater certainty, if applicable, the first 90-day period would commence on the 241st day after the Original Issue Date and end on the 330th day after the Original Issue Date and the next 90-day period would commence on the 331st day after the Original Issue Date) until the Shelf Registration Statement is declared effective by the SEC, up to a maximum of 12%. In the event the annual dividend rate increases pursuant to this Section IV(A), on the date immediately following the date the Shelf Registration Statement is declared effective by the SEC, such annual dividend rate will be reduced to 10%. All dividends shall be cumulative, whether or not earned or declared for any reason, from the Original Issue Date and shall be payable in arrears for each Dividend Period on the Dividend Payment Date immediately following the last day of such Dividend Period, commencing on the Dividend Payment Date immediately following the last day of the Initial Dividend Period. Dividends paid with respect to Dividend Periods during the PIK Option Period may, at the option of the Company, be paid either in cash or additional shares of fully paid and non-assessable shares (including fractional shares) of 10% Series A Exchangeable Preferred Stock with an aggregate Liquidation Preference equal to the amount of such dividend (or in any combination of cash and such shares). Dividends paid with respect to any Dividend Period commencing after the PIK Option Period shall be paid only in cash. The annual dividend rate will permanently increase by 25 basis points per Dividend Period for each Dividend Period commencing after the PIK Option Period with respect to which dividends are not paid in cash.

          (B) Each dividend paid on the 10% Series A Exchangeable Preferred Stock shall be payable to Holders of record as their names shall appear in the stock ledger of the Company on the Dividend Record Date for such dividend, except that dividends in arrears for any past Dividend Payment Date may be declared and paid at any time without reference to such regular Dividend Payment Date to Holders of record on a later dividend record date determined by the Board of Directors.

          (C) Dividends shall cease to accumulate in respect of shares of 10% Series A Exchangeable Preferred Stock on the day prior to the Exchange Date or on the day of their earlier redemption, unless the Company shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the 10% Series A Exchangeable Preferred Stock on the Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

          (D) All dividends paid with respect to shares of the 10% Series A Exchangeable Preferred Stock shall be paid pro rata to the Holders entitled thereto based upon the number of shares of 10% Series A Exchangeable Preferred Stock held by each such Holder on the relevant Dividend Record Date.

          (E) No full dividends shall be declared by the Board of Directors or paid or funds set apart for payment by the Company on the 10% Series A Exchangeable Preferred Stock or any Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and (in the case of dividends payable in cash) a sum set apart sufficient for such payment, on the 10% Series A Exchangeable Preferred Stock and any Parity Securities for all Dividend Periods terminating on or prior to the date of payment of such full dividends on the 10% Series A Exchangeable Preferred Stock or such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of the 10% Series A Exchangeable Preferred Stock and any Parity Securities, all dividends declared upon shares of the 10% Series A Exchangeable Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the 10% Series A Exchangeable Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the 10% Series A Exchangeable Preferred Stock and such Parity Securities bear to each other. Except as contemplated herein, no interest or additional dividends, or sum of money in lieu of interest or additional dividends, shall be payable in respect of any dividend payment or payments on the 10% Series A Exchangeable Preferred Stock or any Parity Securities which may be in arrears.

          (F) So long as any shares of the 10% Series A Exchangeable Preferred Stock are outstanding, except with respect to (i) repurchases of Common Stock, or warrants, rights, calls or options exercisable for or convertible into Common Stock, issued under the Company's stock incentive programs, and (ii) dividends or distributions payable in kind in additional shares of, or warrants, rights, calls or options exercisable for or convertible into additional shares of, Junior Securities, the Company shall not declare, pay or set apart for payment any dividend on any Junior Securities (except dividends on Junior Securities payable in additional shares of Junior Securities), or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities (excluding any convertible debt securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, all accumulated and unpaid dividends on shares of the 10% Series A Exchangeable Preferred Stock not paid on the dates provided for in Section IV(A) hereof (and, to the extent previously due but not yet paid, any and all redemption payments on the 10% Series A Exchangeable Preferred Stock) shall have been or are concurrently being paid.

          (G) Dividends payable on shares of the 10% Series A Exchangeable Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. If any Dividend Payment Date occurs on a day that is not a Business Day, any accumulated and unpaid dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

          (H) Unless otherwise provided by applicable law, for federal income tax purposes, distributions with respect to the 10% Series A Exchangeable Preferred Stock will not qualify as dividends and will be treated as a return of capital unless the Company has earnings and profits.


V.  Payment on Liquidation.

          (A) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, Holders will be entitled to receive out of the assets of the Company available for distribution to the holders of its Capital Stock, whether such assets are capital, surplus or earnings, an amount in cash equal to the Liquidation Preference, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, determined as of the date of such voluntary or involuntary liquidation, dissolution or winding-up. Except as set forth in the preceding sentence, Holders shall not be entitled to any distribution in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Company. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the 10% Series A Exchangeable Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in any distribution of assets in proportion to the full liquidation preferences, determined as of the date of such voluntary or involuntary liquidation, dissolution or winding-up, to which they are entitled.

          (B) For the purposes of this Section V only, neither the sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the Company (unless such sale, conveyance, exchange or transfer is in connection with a dissolution or winding-up of the business of the Company).


VI.  Redemption.

          (A) Optional Redemption. (i) The Company may, at its option, redeem (subject to contractual and other restrictions with respect thereto and the legal availability of funds therefor), at any time, from any source of funds legally available therefor, in whole or in part, in the manner provided in
Section VI(C) hereof, any or all of the shares of the 10% Series A Exchangeable Preferred Stock, at the redemption prices (expressed as a percentage of the Original Liquidation Preference thereof, determined as of such Redemption Date) set forth below plus an amount in cash equal to all accumulated and unpaid dividends per share, if any, to the Redemption Date (the "Optional Redemption Price"):

          Through the first anniversary
          of the Original Issue Date.....................................  50.0%

          Thereafter for the next three
          month period...................................................  52.5%

          Thereafter for the next three
          month period...................................................  55.0%

          Thereafter for the next three
          month period...................................................  57.5%

          Thereafter for the next three
          month period...................................................  60.0%

          Thereafter for the next three
          month period...................................................  62.5%

          Thereafter for the next three
          month period...................................................  65.0%

          Thereafter for the next three
          month period...................................................  67.5%

          Thereafter for the next three
          month period...................................................  70.0%

          Thereafter through the fourth
          anniversary of the Original Issue Date.........................  80.0%

          Thereafter through the fifth
          anniversary of the Original Issue Date.........................  90.0%

          Thereafter through but not including the
          seventh anniversary of the Original Issue Date................. 100.0%

          Thereafter..................................................... 110.0%

          (ii) In the event of a redemption pursuant to this Section VI(A) of only a portion of the then outstanding shares of 10% Series A Exchangeable Preferred Stock, the Company shall effect such redemption pro rata according to the number of shares held by each Holder of such 10% Series A Exchangeable Preferred Stock or by lot, as determined by the Company, except that the Company may redeem such shares held by any Holders of fewer than 1000 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), as determined by the Company in its sole discretion.

          (B) Mandatory Redemption. On the Mandatory Redemption Date, the Company shall redeem from any source of funds legally available therefor, in the manner provided in Section VI(C) below, all of the shares of the 10% Series A Exchangeable Preferred Stock then outstanding at a redemption price equal to 110% of the Original Liquidation Preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share, if any, to the Redemption Date (the "Mandatory Redemption Price").

          (C) Procedure for Redemption. (i) Not more than sixty (60) and not less than thirty (30) days prior to the date fixed for any redemption of the 10% Series A Exchangeable Preferred Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record of shares to be redeemed on the record date fixed for such redemption of the 10% Series A Exchangeable Preferred Stock at such Holder's address as the same appears on the stock ledger of the Company, provided, however, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of 10% Series A Exchangeable Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give such notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

          (a) whether the redemption is pursuant to Section VI(A)(i) or VI(B) hereof;

          (b) the Optional Redemption Price or Mandatory Redemption Price, as the case may be;

          (c) whether all or less than all the outstanding shares of the 10% Series A Exchangeable Preferred Stock are to be redeemed and the total number of shares of such 10% Series A Exchangeable Preferred Stock being redeemed;

          (d) the number of shares of 10% Series A Exchangeable Preferred Stock held by the Holder that the Company intends to redeem;

          (e) the date fixed for redemption (the "Redemption Date");

          (f) that the Holder is to surrender to the Company, at the place or places, which shall be designated in such Redemption Notice, its certificates representing the shares of 10% Series A Exchangeable Preferred Stock to be redeemed;

          (g) that dividends on the shares of the 10% Series A Exchangeable Preferred Stock to be redeemed shall cease to accumulate on the day of such Redemption Date unless the Company defaults in the payment of the Optional Redemption Price or Mandatory Redemption Price, as the case may be; and

          (h) the name of any bank or trust company performing the duties referred to in Section VI(C)(v) below.

          (ii) On or before the Redemption Date, each Holder of 10% Series A Exchangeable Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of 10% Series A Exchangeable Preferred Stock to the Company, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be returned to authorized but unissued shares in accordance with Section XI. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (iii) Unless the Company defaults in the payment in full of the applicable redemption price, dividends on the 10% Series A Exchangeable Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price or Mandatory Redemption Price, as the case may be, without interest.

          (iv) If a Redemption Notice shall have been duly given, and if, on or before the Redemption Date specified therein, all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the 10% Series A Exchangeable Preferred Stock called for redemption so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the Optional Redemption Price or Mandatory Redemption Price, as the case may be, without interest.

          (v) If a Redemption Notice shall have been duly given or if the Company shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the Redemption Date specified therein the funds necessary for such redemption shall have been deposited by the Company with such bank or trust company in trust for the pro rata benefit of the Holders of the 10% Series A Exchangeable Preferred Stock called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares so called, or to be so called pursuant to such irrevocable authorization, for redemption shall no longer be deemed to be outstanding and all rights with respect of such shares shall forthwith cease and terminate, except only the right of the Holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America or of the State of New York, shall be doing business in the Borough of Manhattan, The City of New York, shall have capital, surplus and undivided profits aggregating at least $100,000,000 according to its last published statement of condition, and shall be identified in the Redemption

Notice. Any interest accrued on such funds shall be paid to the Company from time to time. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of three years from such Redemption Date shall, to the extent permitted by law, be released or repaid to the Company, after which repayment the Holders of the shares so called for redemption shall look only to the Company for payment thereof.


VII.  Change of Control.

          (A) Upon the occurrence of a Change of Control, the Company shall be required (subject to any contractual and other restrictions with respect thereto and the legal availability of funds therefor) to make an Offer to Purchase (as provided for herein) to each Holder of shares of 10% Series A Exchangeable Preferred Stock to repurchase all or any part of such Holder's shares of 10% Series A Exchangeable Preferred Stock at the prevailing "Change of Control Optional Redemption Price" at the time of the event (the "Change of Control Date"). "Change of Control Optional Redemption Price" means the following percentages of Original Liquidation Preference plus an amount in cash equal to all accumulated and unpaid dividends thereon to the Change of Control Date as set forth below:

               Through the first anniversary of
               the Original Issue Date...................................  65.0%

               Thereafter through the second
               anniversary of the Original Issue Date....................  75.0%

               Thereafter through the third
               anniversary of the Original Issue Date....................  85.0%

               Thereafter through the fourth
               anniversary of the Original Issue Date....................  92.0%

               Thereafter through the fifth
               anniversary of the Original Issue Date....................  99.0%

               Thereafter through the sixth
               anniversary of the Original Issue Date.................... 105.0%

               Thereafter through the seventh
               anniversary of the Original Issue Date.................... 110.0%

          (B) Within 30 days following any Change of Control Date, the Company shall mail an Offer to Purchase to such Holder.

          (C) On the Purchase Date, (i) the Company shall, to the extent lawful,
(a) accept for payment shares of 10% Series A Exchangeable Preferred Stock tendered pursuant to the Offer to Purchase, (b) promptly mail to each Holder of shares of 10% Series A Exchangeable Preferred Stock so accepted payment in an amount equal to the Change of

Control Optional Redemption Price for such shares and (c) arrange to have promptly authenticated and mailed (or cause to be transferred by book entry) to each Holder a new share certificate representing any unpurchased shares of the 10% Series A Exchangeable Preferred Stock represented by the certificate tendered pursuant to the Offer, if any, and (ii) unless the Company defaults in the payment for the shares of 10% Series A Exchangeable Preferred Stock tendered pursuant to the Offer to Purchase, dividends shall cease to accrue with respect to the shares of 10% Series A Exchangeable Preferred Stock tendered and all rights of Holders of such tendered shares shall terminate, except for the right to receive payment therefor, on the Purchase Date. The Company shall publicly announce the results of the Offer to Purchase on or as soon as practicable after the Purchase Date.

          (D) The Company shall comply with Rule 14e-1 under the Exchange Act and any securities laws and regulations to the extent such laws and regulations are applicable to the repurchase of shares of the 10% Series A Exchangeable Preferred Stock in connection with a Change of Control.

          (E) In the event a Change of Control occurs within six months following an optional redemption under Section VI(A)(i), the Company shall be required to immediately pay the Holders of the 10% Series A Exchangeable Preferred Stock whose shares were so redeemed the difference between (i) the Change of Control Optional Redemption Price that would have been paid if the Series A Preferred Stock had been redeemed on the date of the Change of Control and (ii) the Optional Redemption Price previously paid.


VIII.  Voting  Rights.

          (A) Holders, except as otherwise required under Delaware law and as set forth in paragraphs (B) and (C) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

          (B) Without the approval of Holders of at least a majority of the shares of 10% Series A Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, separately as a single class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, the Company will not amend, modify or repeal the Certificate of Designations so as to adversely affect the specified designations, rights, preferences, privileges or voting rights of the 10% Series A Exchangeable Preferred Stock. The authorization or consummation of a transaction that results in the 10% Series A Exchangeable Preferred Stock being converted or exchanged for or becoming shares of a resulting entity shall not constitute an amendment, modification or repeal of this Certificate of Designations for purposes of this Section VIII.

          (C) Without the approval of the Holders of the 10% Series A Exchangeable Preferred Stock, the Company shall be permitted to issue Senior Securities only if such Senior Securities are issued (i) in exchange for securities that are senior to the 10% Series A Exchangeable Preferred Stock,
(ii) for cash in a public offering of securities offered and sold pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (a "Public Offering"), or (iii) for cash in a sale of securities that is not a Public Offering, provided that if any of the purchasers in such private placement are, or are "controlled" by (as such term is defined in Rule 405 under the Securities Act), the Company, its officers or directors or their Immediate Family Members, the Company will obtain an opinion from a nationally recognized investment banking firm that the transaction is fair to the Company from a financial point of view

          (D) In connection with the exchange of 10% Series A Exchangeable
Preferred Stock   for Exchange Debentures in accordance with Section IX, the
Company shall enter into an Indenture with the Trustee for the Exchange Debentures (the "Exchange Indenture") in substantially the form of the draft thereof attached as Appendix C to the Joint Information Statement/Offering Memorandum delivered to the initial Holders of the 10% Series A Exchangeable Preferred Stock, with only such changes thereto as (i) would have been permitted under the Exchange Indenture, without any vote or consent of the holders of the Exchange Debentures if any Exchange Debentures were then outstanding or (ii) have been approved by the affirmative vote or consent of Holders of at least a majority of the shares of 10% Series A Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, separately as a single class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose.

          (E) The Holders of at least a majority of the shares of 10% Series A Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, separately as a single class, whether voting in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, may waive compliance with any provision of this Certificate of Designations.

          (F) Notwithstanding anything herein to the contrary, (i) the creation, authorization or issuance of any shares of any Parity Securities or Junior Securities or (ii) the increase or decrease in the amount of authorized Capital Stock of any class, including any preferred stock, shall not require the consent of the Holders of 10% Series A Exchangeable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of 10% Series A Exchangeable Preferred Stock.


IX.  Exchange.

          (A) The Company may, at its option, at any time, exchange the shares of 10% Series A Exchangeable Preferred Stock, in whole but not in part, for the Exchange Debentures to be issued pursuant to an Exchange Indenture (such date, the "Exchange Date"). Notwithstanding the foregoing, the Company may not exercise such exchange option unless all accumulated and unpaid dividends in respect of shares of 10% Series A Exchangeable Preferred Stock surrendered to the Company upon exchange shall have been paid either in cash or, in respect of accumulated and unpaid dividends that accrued during the PIK Option Period, at the option of the Company, in cash or a principal amount of Exchange Debentures equal to such amount in lieu of a payment in cash; provided that, the Company may elect to set aside Exchange Debentures (in respect of accumulated and unpaid dividends that accrued during the PIK Option Period) or funds to provide for the payment in full of such dividends. At least thirty (30) and not more than sixty (60) days prior to the date fixed for exchange, the Company shall send a written notice (the "Exchange Notice") of exchange by mail to each Holder, which notice shall state: (a) that the Company has elected to exchange the 10% Series A Exchangeable Preferred Stock into Exchange Debentures pursuant to this Certificate of Designations; (b) the Exchange Date; (c) that the Holder is to surrender to the Company, at the place or places and in the manner designated in the Exchange Notice, its certificate or certificates representing the shares of 10% Series A Exchangeable Preferred Stock; (d) that dividends on the shares of 10% Series A Exchangeable Preferred Stock to be exchanged shall cease to accumulate at the close of business on the day prior to the Exchange Date, whether or not certificates for shares of 10% Series A Exchangeable Preferred Stock are surrendered for exchange on the Exchange Date, unless the Company shall default in the delivery of Exchange Debentures; and (e) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of 10% Series A Exchangeable Preferred Stock are surrendered for exchange on the Exchange Date. On the Exchange Date, if the conditions set forth in clauses (i) through (iv) below are satisfied and if the exchange is then permitted under the Exchange Indenture, the Company shall issue Exchange Debentures in exchange for the 10% Series A Exchangeable Preferred Stock as provided in the next paragraph, provided that on the Exchange Date: (i) there shall be legally available funds sufficient for the exchange to occur (including, without limitation, legally available funds sufficient therefor under Sections 160 and 170 (or any successor provisions), to the extent applicable, of the General Corporation Law of the State of Delaware); (ii) either (a) a registration statement relating to the Exchange Debentures shall have been declared effective under the Securities Act prior to such exchange and shall continue to be in effect on the Exchange Date or (b)(1) the Company shall have obtained a written opinion of counsel acceptable to the Company that an exemption from the registration requirements of the Securities Act is available for such exchange and (2) such exemption is relied upon by the Company for such exchange; (iii) the Exchange Indenture and the Trustee shall have been qualified under the Trust Indenture Act or the Company shall have obtained a written opinion of counsel that such qualification is not required; and (iv) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture. In the event that any of the conditions set forth in clauses (i) through (iv) of the preceding sentence are not satisfied on the Exchange Date, then no shares of 10% Series A Exchangeable Preferred Stock shall be exchanged, and in order to effect an exchange as provided for in this Section IX, the Company shall be required to fix another date for the exchange and issue a new Exchange Notice.

          (B) Upon any exchange pursuant to Section IX(A), Holders shall be entitled to receive a principal amount of Exchange Debentures equal to the Liquidation Preference of 10% Series A Exchangeable Preferred Stock, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon, if any, to the Exchange Date; provided that the Company shall pay cash in lieu of issuing an Exchange Debenture in a principal amount of less than $1,000 and provided further that the Exchange Debentures will be issuable only in denominations of $1,000 and integral multiples thereof. If any amount is owed by the Company in respect of accumulated and unpaid dividends that accrued during the PIK Option Period, such amount may, at the option of the Company, be paid in a principal amount of Exchange Debentures equal to such amount in lieu of a payment in cash.

          (C) On or before the Exchange Date, each Holder shall surrender the certificate or certificates representing such shares of 10% Series A Exchangeable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Company shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of 10% Series A Exchangeable Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the Exchange Notice shall so state), such shares shall be exchanged by the Company into Exchange Debentures as aforesaid. The Company shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date

          (D) If the Exchange Notice has been mailed as aforesaid, and if before the Exchange Date all Exchange Debentures necessary for such exchange shall have been duly executed by the Company and delivered to the Trustee with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the Holders as stockholders of the Company shall cease (except the right to receive Exchange Debentures and accumulated and unpaid dividends (in cash or, in respect of accumulated and unpaid dividends that accrued during the PIK Option Period, at the option of the Company, in cash or a principal amount of Exchange Debentures equal to such amount in lieu of a payment in cash) to the Exchange Date), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Exchange Debentures as of the date of exchange. Upon the exchange of the 10% Series A Exchangeable Preferred Stock for Exchange Debentures, the rights of Holders as stockholders of the Company shall cease (except the right to receive the Exchange Debentures and accumulated and unpaid dividends (in cash or, in respect of accumulated and unpaid dividends that accrued during the PIK Option Period, at the option of the Company, in cash or a principal amount of Exchange Debentures equal to such amount in lieu of a payment in cash) to the Exchange Date), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as registered holder or holders of such Exchange Debentures as of the date of exchange. The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of notes evidencing Exchange Debentures on exchange of the 10% Series A Exchangeable Preferred Stock pursuant hereto; provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of notes evidencing Exchange Debentures in a name other than that of the record holder of the 10% Series A Exchangeable Preferred Stock to be exchanged and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

X. Mutilated or Missing 10% Series A Exchangeable Preferred Stock Certificates.
   ---------------------------------------------------------------------------

          If any of the 10% Series A Exchangeable Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated 10% Series A Exchangeable Preferred Stock certificate, or in lieu of and substitution for the 10% Series A Exchangeable Preferred Stock certificate lost, stolen or destroyed, a new 10% Series A Exchangeable Preferred Stock certificate of like tenor and representing an equivalent amount of shares of 10% Series A Exchangeable Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such 10% Series A Exchangeable Preferred Stock certificate and indemnity or bond, if requested, satisfactory to the Company and the Transfer Agent (if other than the Company).

          Upon the issuance of any replacement 10% Series A Exchangeable Preferred Stock under this Section, the Company may require the payment of a sum sufficient to pay all documentary, stamp or similar issue or transfer taxes or other governmental charges that may be imposed in relation thereto and any other expenses connected therewith.


XI. Reissuance; Conversion; Preemptive Rights.
    -----------------------------------------

          (i) Shares of 10% Series A Exchangeable Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of Additional Preferred Stock other than the 10% Series A Exchangeable Preferred Stock.

          (ii) The Holders of 10% Series A Exchangeable Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

          (iii) No shares of 10% Series A Exchangeable Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.


XII. Business Day.
     ------------

          If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day and no further dividends shall accumulate after the day payment was required.

XIII. Headings of Subdivisions.
      ------------------------

          The headings of various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.


XIV. Severability of Provisions.
     --------------------------

          If any right, preference or limitation of the 10% Series A Exchangeable Preferred Stock set forth in these resolutions and the Certificate of Designations filed pursuant hereto (as such Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in such Certificate of Designations, as amended, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.


XV. Notice to the Company.
    ---------------------

          All notices and other communications required or permitted to be given to the Company hereunder shall be made by first-class mail, postage prepaid, to the Company at its principal executive offices (currently located on the date of the adoption of these resolutions at the following address: Boston Chicken, Inc., 14123 Denver West Parkway, P.O Box 4086, Golden, Colorado 80401-4086,
Attention: General Counsel). Minor imperfections in any such notice shall not affect the validity thereof.


XVI. Limitations.
     -----------

          Except as may otherwise be required by law, the shares of 10% Series A Exchangeable Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution (as such resolution may be amended from time to time) or otherwise in the Certificate of Incorporation of the Company.

          IN WITNESS WHEREOF, this Certificate has been signed on this 14th day of July, 1998.

                              BOSTON CHICKEN, INC.


                              By:  /s/ Lawrence E. White
                                 --------------------------------------
                                 Name: Lawrence E. White
                                 Title: Chief Financial Officer

Attested by:



/s/Michael R. Daigle
-----------------------------
Name:  Michael R. Daigle
Title:  Senior Vice President